Exhibit 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs Closes Private Placement with Strategic Investor for $25 Million Equity Financing

Buffalo, NY – July 9, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that it has successfully closed a private placement with David Davidovich, a venture capital investor, for the sale of 6,459,948 unregistered shares of common stock at a price per share of $3.87 for an aggregate of $25 million. The price per share of $3.87 represents a 35% premium to CBLI’s closing market price on June 23, 2015, the day before the securities purchase agreement was signed.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with OJSC Rusnano, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

Contacts:

Cleveland BioLabs, Inc.

Rachel Levine, Vice President, Investor Relations

T: 917-375-2935

E: rlevine@cbiolabs.com